Exhibit 99.1

MFRI Announces $2 Million Share Repurchase Program

NILES, IL, February 5, 2015 - MFRI, Inc. (NASDAQ: MFRI) today announced that its board of directors has authorized a $2 million share repurchase program. Share repurchases may be executed through open market or in privately negotiated transactions on or prior to December 31, 2015.

President and CEO Bradley Mautner commented, "The share repurchase program - the first in our company’s history - demonstrates our board’s confidence in MFRI’s strategy and long-term prospects. Our company’s solid balance sheet gives us the ability to implement the program while maintaining the financial flexibility we need to take advantage of the opportunities we see to grow our piping and filtration businesses."

The specific number of shares that the Company will ultimately repurchase, and the actual timing and amount of share repurchases, will be dependent on then current market conditions and other business-related factors, as well as the applicable requirements of federal securities law.

On February 5, 2015, MFRI executed an amendment to its Credit and Security Agreement with BMO Harris Bank, N.A to permit purchases under the new share repurchase program.

MFRI, Inc.

MFRI, Inc. manufactures pre-insulated specialty piping systems for oil and gas gathering, district heating and cooling as well as other applications. The Company also manufactures custom-designed industrial filtration products to remove particulates from air and other gas streams. In total, MFRI has operations at 10 locations in six countries.

Forward-Looking Statements

Statements and other information contained in this announcement that can be identified by the use of forward-looking terminology constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the project nature of the business, the increasing international nature of the business, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.